Exhibit 8.2

October 26, 2009

On2 Technologies, Inc.

3 Corporate Drive, Suite 100

Clifton Park, NY 12065

Ladies and Gentlemen:

We have acted as counsel to On2 Technologies, Inc., a Delaware corporation (“On2”), in connection with the proposed merger of Oxide Inc. (“Oxide”), a Delaware corporation and a wholly owned subsidiary of Google Inc. (“Google”), into On2 (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of August 4, 2009 (the “Merger Agreement”), by and among Google, On2 and Oxide. As a consequence of the Merger, On2 will survive as a wholly owned subsidiary of Google, and On2 stockholders will receive a number of shares of Google Class A Common Stock based upon the exchange ratio set forth in the Merger Agreement for the aggregate number of issued and outstanding shares of On2 Common Stock held by them. However, no fractional shares of Google Class A Common Stock will be issued in connection with the Merger; instead, each On2 stockholder otherwise entitled to receive a fractional share of Google Class A Common Stock will receive an amount in cash, in lieu of such fractional share.

On September 11, 2009, Google filed with the Securities and Exchange Commission a registration statement on Form S-4 (Registration Number 333-161858), which includes a proxy statement/prospectus, to register the shares of Google Class A Common Stock to be issued in the Merger (the “Registration Statement”).

In connection with this opinion, we have reviewed and relied on (i) the Merger Agreement; (ii) the Registration Statement, as amended through the effective date thereof; (iii) the continuing truth and accuracy at all times through the effective time of the Merger of the tax representation letters to be delivered to us by Google, Oxide and On2 (the “Officer’s Certificates”); and (iv) such other documents, information and materials as we have deemed necessary or appropriate. We have assumed that (a) On2, Google and Oxide have acted, and will act, as described in the Merger Agreement and in the manner contemplated by the Registration Statement, (b) the Merger will be consummated in accordance with the Merger Agreement without the waiver or modification of any terms and conditions as set forth therein and (c) the Merger is authorized by and will be effected pursuant to applicable state law. Furthermore, we have not attempted, nor will we attempt, to verify independently the representations and statements in the Officer’s Certificates and the proxy statement/prospectus, and have assumed that the disclosure contained in the proxy statement/prospectus is, and at the time the Merger is consummated will be, true, accurate and complete in all respects without regard to any qualifications as to knowledge and belief.

The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, case law and rulings and other pronouncements of the Internal Revenue Service as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed prior to the time of the Merger, or at any other time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent change. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

This letter addresses only the specific matters set forth below and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger.

Based upon and subject to the foregoing and to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described above and set forth in the proxy statement/prospectus, the statements of law and legal conclusions contained in the proxy statement/prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger” constitute the opinion of Hogan & Hartson LLP as to the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined in the proxy statement/prospectus) of On2 Common Stock who hold their stock as capital assets.

The foregoing opinion reflects our legal judgment solely on the issues expressly presented and discussed herein. Our opinion is limited to legal rather than factual matters. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with this opinion.

This opinion is being furnished to you for use in connection with the Registration Statement, of which the proxy statement/prospectus is a part, and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the proxy statement/prospectus under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Hogan & Hartson LLP